Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

THIRD QUARTER 2019 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Fourth Quarter 2019

Board of Directors Declared Special Cash Dividend of $0.04 Per Share

EVANSTON, Ill., October 31, 2019 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 Financial Highlights

•	Total investment income of $19.2 million

•	Net investment income of $7.4 million, or $0.30 per share

•	Adjusted net investment income of $8.7 million, or $0.35 per share(1)

•	Net increase in net assets resulting from operations of $13.9 million, or $0.57 per share

•	Invested $47.0 million in debt and equity securities, including one new portfolio company

•	Received proceeds from repayments and realizations of $23.5 million

•	Paid regular quarterly dividend of $0.39 per share on September 20, 2019

•	Net asset value (NAV) of $402.8 million, or $16.47 per share, as of September 30, 2019

•	Estimated spillover income (or taxable income in excess of distributions) as of September 30, 2019 of $16.9 million, or $0.69 per share

Management Commentary

“Our third quarter performance demonstrates the efficacy of our well diversified portfolio: debt investments continued to produce a healthy level of recurring adjusted net investment income; we harvested 3 smaller equity investments, realizing gains of $10.5 million in aggregate; and we grew NAV to $16.47 per share. Originations for the quarter reflect a mix of add-ons to support select portfolio companies’ growth plans and a new portfolio company investment,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “With sufficient liquidity to continue selectively building our portfolio, we remain focused on investing in lower middle market companies that generate high free cash flows, possess defensive characteristics and positive, resilient long-term outlooks. Finally, rotating our mature equity portfolio into higher yielding income producing investments continues to be a strategic priority.”

(1) Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2019 Financial Results

The following table provides a summary of our operating results for the three months ended September 30, 2019 as compared to the same period in 2018 (dollars in thousands, except per share data):

	Three Months Ended September 30,
	2019	2018	$ Change	% Change
Interest income	$16,133	$15,414	$719	4.7%
Payment-in-kind interest income	2,253	1,515	738	48.7%
Dividend income	(38)	357	(395)	(110.6%)
Fee income	825	556	269	48.4%
Interest on idle funds and other income	28	30	(2)	(6.7%)

Total investment income	$19,201	$17,872	$1,329	7.4%

Net investment income	$7,362	$7,481	$(119)	(1.6%)
Net investment income per share	$0.30	$0.31	$(0.01)	(3.2%)
Adjusted net investment income (1)	$8,669	$8,945	$(276)	(3.1%)
Adjusted net investment income per share (1)	$0.35	$0.37	$(0.02)	(5.4%)
Net increase in net assets resulting from operations	$13,895	$14,801	$(906)	(6.1%)
Net increase in net assets resulting from operations per share	$0.57	$0.61	$(0.04)	(6.6%)

The $1.3 million increase in total investment income for the three months ended September 30, 2019 as compared to the same period in 2018 was primarily attributable to (i) a $1.5 million increase in total interest income (including payment-in-kind interest income) resulting from higher average debt investment balances outstanding, partially offset by a small decrease in weighted average debt yield, (ii) a $0.3 million increase in fee income resulting from an increase in structuring fees on new investments, and (iii) a $(0.4) million decrease in dividend income.

For the three months ended September 30, 2019, total expenses, including income tax provision, were $11.8 million, an increase of $1.4 million, or 13.9%, from the $10.4 million of total expenses, including income tax provision, for the three months ended September 30, 2018. The increase was primarily attributable to (i) a $1.3 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings, (ii) a $0.3 million increase in the base management fee due to higher average total assets, and (iii) partially offset by a $(0.2) million decrease in the capital gains incentive fee accrued.

Net investment income decreased by $(0.1) million, or (1.6)%, to $7.4 million during the three months ended September 30, 2019 as compared to the same period in 2018, as a result of the $1.3 million increase in total investment income and more than offset by the $1.4 million increase in total expenses, including income tax provision. Adjusted net investment income (1), which excludes the capital gains incentive fee accrual, decreased by $(0.3) million, or (3.1%), to $8.7 million due to the $1.3 million increase in total investment income, as compared to a $1.6 million increase in total expenses, excluding the accrued capital gains incentive fee.

For the three months ended September 30, 2019, the total net realized gain on investments, net of income tax provision on realized gains, was $10.6 million, as compared to total net realized loss on investments, net of income tax provision on realized gains, of $(6.9) million for the same period in 2018.

Portfolio and Investment Activities

As of September 30, 2019, the fair value of our investment portfolio totaled $729.4 million and consisted of 62 active portfolio companies and four portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 105.5% of the related cost basis as of September 30, 2019. As of September 30, 2019, 14 portfolio company’s debt investments bore interest at a variable rate, which represented $152.8 million, or 25.4%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of September 30, 2019, our average active portfolio company investment at amortized cost was $11.1 million, which excludes investments in the four portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.3% as of September 30, 2019. The weighted average yield was computed using the effective interest rates for debt investments at cost as of September 30, 2019, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

Third quarter 2019 investment activity included the following new portfolio company investments:

•

Bandon Fitness (Texas), Inc., the largest franchisee of Anytime Fitness gyms in the United States with club locations across 11 states. Fidus invested $10.8 million in first lien debt and common equity.

As of September 30, 2019, we had debt investments in two portfolio companies on non-accrual status, which had an aggregate cost and fair value of $32.8 million and $9.1 million, respectively.

Liquidity and Capital Resources

As of September 30, 2019, we had $17.5 million in cash and cash equivalents and $33.5 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of September 30, 2019, we had SBA debentures outstanding of $157.5 million and $17.5 million of unfunded SBA commitments, $50.0 million outstanding of our 5.875% notes due 2023 (the “2023 Notes”), $69.0 million outstanding of our 6.000% notes due 2024 (the “February 2024 Notes” and collectively with the 2023 Notes, the “Public Notes”), and $66.5 million outstanding under our Credit Facility. As of September 30, 2019, the weighted average interest rate on total debt outstanding was 4.6%.

Subsequent Events

On October 1, 2019, we exited our debt and equity investments in Simplex Manufacturing Co. We received payment in full of $4.1 million on our subordinated debt investment. We sold our warrant investment for a realized gain of approximately $2.9 million.

On October 11, 2019, we invested $6.0 million in first lien debt and common equity of Haematologic Technologies, Inc., a leading provider of biologic products and GMP compliant assay development and testing services to the biopharmaceutical industry.

On October 16, 2019, we closed the public offering of approximately $55.0 million in aggregate principal amount of our 5.375% notes due 2024, or the “November 2024 Notes.” On October 23, 2019, the underwriters exercised their option to purchase an additional $8.3 million in aggregate principal of the November 2024 Notes. The total net proceeds to us from the November 2024 Notes, including the exercise of the underwriters’ option, after deducting underwriting discounts of approximately $1.9 million and estimated offering expenses of $0.4 million, were approximately $61.0 million. The November 2024 Notes are listed on the NASDAQ Global Select Market under the trading symbol “FDUSG.”

Fourth Quarter 2019 Dividend of $0.39 Per Share and Special Cash Dividend of $0.04 Per Share Declared

On October 29, 2019, our Board of Directors declared a regular quarterly dividend of $0.39 per share payable on December 20, 2019 to stockholders of record as of December 6, 2019. In addition, our Board of Directors declared a special dividend of $0.04 per share payable December 20, 2019 to stockholders of record as of December 6, 2019.

When declaring dividends, our Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2019 taxable income, as well as the tax attributes for 2019 dividends, will be made after the close of the 2019 tax year. The final tax attributes for 2019 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2019 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, November 1, 2019. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 2975173.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on November 1, 2019 until 11:59pm ET on November 8, 2019 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 2975173. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	September 30, 2019 (unaudited)	December 31, 2018
ASSETS
Investments, at fair value:
Control investments (cost: $27,279 and $22,697, respectively)	$15,132	$18,820
Affiliate investments (cost: $56,160 and $70,924, respectively)	111,872	123,051
Non-control/non-affiliate investments (cost: $608,077 and $505,129, respectively)	602,438	501,111

Total investments, at fair value (cost: $691,516 and $598,750, respectively)	729,442	642,982
Cash and cash equivalents	17,526	42,015
Interest receivable	6,483	7,528
Prepaid expenses and other assets	1,289	1,351

Total assets	$754,740	$693,876

LIABILITIES
SBA debentures, net of deferred financing costs	$153,662	$186,734
Public Notes, net of deferred financing costs	115,535	48,411
Borrowings under Credit Facility, net of deferred financing costs	65,316	36,358
Accrued interest and fees payable	1,644	2,812
Base management fee payable – due to affiliate	3,179	2,927
Income incentive fee payable – due to affiliate	2,163	2,785
Capital gains incentive fee payable – due to affiliate	9,788	9,415
Administration fee payable and other – due to affiliate	199	474
Taxes payable	1	803
Accounts payable and other liabilities	421	172

Total liabilities	351,908	290,891

Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,463,119 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively)	24	24
Additional paid-in capital	366,278	366,278
Total distributable earnings	36,530	36,683

Total net assets	402,832	402,985

Total liabilities and net assets	$754,740	$693,876

Net asset value per common share	$16.47	$16.47

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Investment Income:
Interest income
Control investments	$70	$63	$420	$181
Affiliate investments	1,192	1,730	4,126	5,268
Non-control/non-affiliate investments	14,871	13,621	40,686	40,385

Total interest income	16,133	15,414	45,232	45,834
Payment-in-kind interest income
Control investments	191	171	1,611	486
Affiliate investments	86	106	254	613
Non-control/non-affiliate investments	1,976	1,238	5,973	3,425

Total payment-in-kind interest income	2,253	1,515	7,838	4,524
Dividend income
Control investments	—	—	—	—
Affiliate investments	1	312	942	953
Non-control/non-affiliate investments	(39)	45	(54)	37

Total dividend income	(38)	357	888	990
Fee income
Control investments	—	—	349	—
Affiliate investments	4	—	26	23
Non-control/non-affiliate investments	821	556	3,150	2,745

Total fee income	825	556	3,525	2,768
Interest on idle funds and other income	28	30	116	101

Total investment income	19,201	17,872	57,599	54,217

Expenses:
Interest and financing expenses	4,421	3,106	12,197	9,084
Base management fee	3,179	2,932	9,066	8,438
Incentive fee—income	2,163	2,234	5,947	6,628
Incentive fee—capital gains	1,307	1,464	373	2,731
Administrative service expenses	422	366	1,199	1,112
Professional fees	217	233	1,213	1,018
Other general and administrative expenses	210	226	1,025	1,212

Total expenses	11,919	10,561	31,020	30,223

Net investment income before income taxes	7,282	7,311	26,579	23,994
Income tax provision (benefit)	(80)	(170)	(25)	28

Net investment income	7,362	7,481	26,604	23,966

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	(1,268)	—
Affiliate investments	26	109	(73)	842
Non-control/non-affiliate investments	10,507	(7,345)	10,172	(15,996)

Total net realized gain (loss) on investments	10,533	(7,236)	8,831	(15,154)

Income tax (provision) benefit from realized gains on investments	32	340	(261)	(1,408)
Net change in unrealized appreciation (depreciation):
Control investments	(9,843)	105	(8,270)	(94)
Affiliate investments	(1,701)	12,208	3,585	27,946
Non-control/non-affiliate investments	7,722	1,903	(1,621)	2,364

Total net change in unrealized appreciation (depreciation) on investments	(3,822)	14,216	(6,306)	30,216

Net gain (loss) on investments	6,743	7,320	2,264	13,654
Realized losses on extinguishment of debt	(210)	—	(399)	(150)

Net increase in net assets resulting from operations	$13,895	$14,801	$28,469	$37,470

Per common share data:
Net investment income per share-basic and diluted	$0.30	$0.31	$1.09	$0.98

Net increase in net assets resulting from operations per share—basic and diluted	$0.57	$0.61	$1.16	$1.53

Dividends declared per share	$0.39	$0.39	$1.17	$1.17

Weighted average number of shares outstanding—basic and diluted	24,463,119	24,463,119	24,463,119	24,474,632

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2019 and 2018.

	($ in thousands) Three Months Ended September 30, (unaudited)		($ in thousands) Nine Months Ended September 30, (unaudited)
	2019	2018	2019	2018
Net investment income	$7,362	$7,481	$26,604	$23,966
Capital gains incentive fee expense (reversal)	1,307	1,464	373	2,731

Adjusted net investment income (1)	$8,669	$8,945	$26,977	$26,697

	(Per share) Three Months Ended September 30, (unaudited)		(Per share) Nine Months Ended September 30, (unaudited)
	2019	2018	2019	2018
Net investment income	$0.30	$0.31	$1.09	$0.98
Capital gains incentive fee expense (reversal)	0.05	0.06	0.02	0.11

Adjusted net investment income (1)	$0.35	$0.37	$1.10	$1.09

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com